UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 12, 2017

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.
(b) On May 12, 2017, Jerry Kindsfather, Chairman of the Board of Trinity Capital Corporation (the "Company") and its wholly owned subsidiary, Los Alamos National Bank (the "Bank"), notified the board of directors of the Company (the "Board") of his decision not to stand for re-election and to retire from the Board at the Company's 2017 annual shareholder meeting due to health reasons.  He will continue to serve as a director of the Company and the Bank until the expiration of his current term at the 2017 annual shareholder meeting.  In addition, Mr. Kindsfather informed the Board that he is stepping down from his role as Chairman of the Board effective immediately.  In connection with Mr. Kindsfather's decision, the Board appointed Charles Slocomb to act as Interim Chairman of the Board and adopted a resolution decreasing the size of the Board from 11 directors to ten directors, effective immediately following the 2017 annual shareholder meeting.
Mr. Kindsfather has served as a director of the Company and the Bank since 1984 and has served as the Chairman of the Board of the Company since June 2012.  He currently serves as a member of the Board's compensation committee and the Chairman of the Executive Committee.  The Board, the Company and the Bank are deeply appreciative of Mr. Kindsfather for his years of dedicated service and contributions to the Company and the Bank.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: May 17, 2017	By:	/s/ John S. Gulas
John S. Gulas Chief Executive Officer and President